Lee Capital Management LP

CODE OF ETHICS

Final Version 2.0 August 2017

Table of Contents

1.	Purpose and Application of the Code of Ethics	3
2.	Standards of Conduct	3
3.	Covered Persons and General Fiduciary Principles	4
4.	Confidential Information	5
5.	Personal Securities Trading	5
6.	Service as a Director	11
7.	Additional Reporting	11
8.	Delegation of Chief Compliance Officer Responsibilities	11
9.	Additional Restrictions	12
10.	Reporting of Code Violations and Oversight Responsibility	12
11.	Notification of Code Obligations	12
12.	Written Acknowledgement	12
13.	Sanctions	12
14.	Reporting of Disciplinary and Other Information	13
15.	Anti-Corruption	13
16.	Political Contributions and Lobbying	13
17.	Social Media	13
18.	Email, Chat, IM and Text Messaging	13
19.	Communications with the Media	13
20.	Press Releases	14
21.	Seminars and Speaking Engagements	14
22.	No LCM Liability for Losses	14
23.	Insider Trading	15
24.	Gifts and Entertainment	15
25.	Modifications and Interpretations of the Code of Ethics	16
Appendix I: Procedures and Policy Statement on Insider Trading		17
Appendix II: Anti-Corruption Policy		21
Appendix III: Political Contributions and Lobbying Policy		23
Exhibit A: Designation of Personnel		26
Exhibit B: Form of Acknowledgement under the Code of Ethics		27
Exhibit C: Form of Holdings Report under the Code of Ethics		28
Exhibit D: Form of Pre-Clearance of Covered Securities		29
Exhibit E: Form of Pre-Clearance of Private Investments		30
Exhibit F: Form of Pre-Clearance of IPO Investments		31
Exhibit G: Form of Nondiscretionary Account Exemption		32
Exhibit H: Form of Permitted Electronic Communications Attestation		33

Final Version 2.0 August 2017	2

1.	Purpose and Application of the Code of Ethics

This Code of Ethics (“Code”) applies to Lee Capital Management LP and certain affiliates, including Thomas H. Lee Capital, LLC (“LCM”) and sets forth standards of business conduct that LCM requires of all its supervised persons. The Code is intended to assist LCM and its supervised persons in complying with the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”), as well as provisions of the federal securities laws pertaining to insider trading. As such, the Code is reasonably designed to (a) minimize conflicts of interest, and even the appearance of conflicts of interest, between the personnel of LCM and its clients; (b) assist personnel such that their personal securities transactions are made in compliance with applicable securities laws; (c) prevent violations of the federal securities laws; and (d) effect the principles of conduct set forth below.

LCM provides investment advice on a discretionary basis to privately offered investment vehicles which are offered pursuant to exemptions from registration under both the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”) (each a “Fund” and collectively referred to as the “Funds”) in accordance with the terms of the limited partnership and investment management agreement and other governing documents of each Fund. LCM also provides discretionary investment advisory services to certain clients through individual managed accounts or other similar structures. Further, LCM provides non-discretionary investment advisory services to registered investment advisers, corporations and other legal entities.

2.	Standards of Conduct

The Chief Compliance Officer administers this Code and all questions regarding this Code should be directed to the Chief Compliance Officer. You must cooperate with the Chief Compliance Officer to enable (i) LCM to comply with applicable federal securities laws, and (ii) the Chief Compliance Officer to discharge his or her duties under the Code.

All personnel must abide by the following standards of conduct:

•	Conduct yourself with integrity and dignity and act in a professional and ethical manner in all dealings on behalf of LCM.

•	Comply with applicable federal securities laws.

•	Act with competence and strive to maintain and improve your competence.

•	Use proper care and exercise independent professional judgment in the execution of your duties.

•	Avoid actions or relationships that might conflict or appear to conflict with job responsibilities or the interests of LCM and its clients.

Final Version 2.0 August 2017	3

The reputation of LCM is fundamental to our continued success. Each of us has a personal responsibility to make sure that our dealings with clients, investors, and government and regulatory agencies, reinforces and enhances our reputation. Ethical conduct means more than just complying with the laws and regulations that apply to our business. It also means being honest and ethical in everything we do.

This Code is intended to help address potential compliance issues, including conflicts of interest, in a systematic way. However, LCM expects you to go beyond the letter of this Code and remain sensitive to the need to avoid improper conflicts of interest, or even the appearance of such conflicts of interest, that are not expressly addressed by this Code. LCM requires each of us to conduct business in accordance with the highest ethical standards and in accordance with applicable laws, regulations, and LCM policies, including the requirements of this Code.

It is not possible to provide a precise, comprehensive definition of a conflict of interest. However, one factor that is common to many conflict of interest situations is the possibility that one’s actions or decisions will be affected because of an actual or potential divergence between his or her personal interests and those of LCM or its clients. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to LCM or its clients and regardless of the motivation of the employee involved. In all cases, if a conflict situation arises between an employee and our clients, the interests of our clients shall prevail.

3.	Covered Persons and General Fiduciary Principles

The requirements of the Code apply to all partners, officers, and personnel of LCM (“Employees”).1 LCM and its Employees have general fiduciary obligations that shall govern their activities as set forth in this Code. In particular, the following fiduciary principles shall govern the activities, including the personal investment activities, of all Employees:

•	At all times, place the interests of our clients before your own personal interests;

•	Conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of your position of trust and responsibility; and

•	Do not take any inappropriate advantage of your position with or on behalf of LCM or our clients.

[1]	The Code may also apply to certain consultants or third party vendors who provide specific services to LCM and/or its clients and also may be in possession of confidential information of LCM due to the services they provide. Application of the Code to such persons will be made by LCM, as may be appropriate.

Final Version 2.0 August 2017	4

4.	Confidential Information

Federal law generally makes it illegal for any person, either personally or on behalf of others, to trade in securities while in possession of material, nonpublic information. It is also generally illegal to communicate (to “tip”) material, nonpublic information to others so that they may trade in securities while in possession of that information. These illegal activities are commonly referred to as “insider trading.” All Employees are expected to review the Procedures and Policy Statement on Insider Trading, (attached as Appendix I) for a full discussion of what constitutes material, nonpublic information and the laws and requirements relating to insider trading.

LCM maintains a list of restricted companies in which Employees may not trade, except as permitted by this Code. You are required to check the Restricted List prior to the personal trading of any securities. LCM has adopted processes and procedures for review of the Restricted List, which are described in Section 5.B (Trading Restrictions – The Restricted List) below.

Even where confidential or material, nonpublic information may not be involved, appearances of impropriety or conflicts of interest can arise if Employees individually trade in securities of any publicly-traded company that LCM may be a portfolio company in any of the Funds or with which may otherwise be associated.

In particular, you must continually remain aware that securities holdings, portfolio transactions, investor, and related information of the Funds are confidential information of LCM and subject to the Code and the Procedures and Policy Statement on Insider Trading.

Notwithstanding the foregoing or anything else in this Code, nothing herein shall prohibit any Employee from reporting or otherwise disclosing possible violations of federal law or regulation to any governmental agency or entity, nor is the Employee required to provide LCM notice of any such report or disclosure.

5.	Personal Securities Trading

LCM has adopted the policies in this Section 5 relating to personal securities trading. Regardless of these requirements, no Employee may trade (or tip others to trade) in a security while in possession of material, nonpublic information relating to that security or its issuer. In addition, no personal securities transaction may be conducted in the securities of any issuer on the Restricted List, except under the Special Situations in Section 5.B below.

Final Version 2.0 August 2017	5

A.	Covered Securities and Accounts

The requirements of this Section 5 apply to any transaction in a Covered Security in a Covered Account.

A Covered Security includes all types of securities, such as common stock, preferred stock, securities convertible into common or preferred stock and warrants or rights to acquire common stock, including options, and other derivative securities, bonds and debentures, convertible bonds and futures.

A Covered Security does not include:

•	direct obligations of the Government of the U.S.;
•	money market instruments - bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	shares of money market funds;
•	shares of open-end funds (mutual funds); and
•	shares of unit investment trusts that are invested exclusively in one or more open-end funds

The purchase or sale of a security includes the writing of an option to purchase or sell the security.

A Covered Account means any account in which an Employee has beneficial ownership.

Beneficial Ownership has the same meaning as that term is defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (“Exchange Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act. This means that you should generally consider yourself the beneficial owner of any securities in which you have a direct or indirect pecuniary interest.

Related Persons

You should also consider yourself the beneficial owner of securities held by:

•	your spouse (unless they do not live in the same household as you and you do not contribute in any material way to their support);
•	your minor children or a relative who shares your home; or
•	Any other person who through any contract, arrangement, understanding or relationship provide you with sole or shared voting or investment power over such securities.

Each of the above are considered Related Persons for purposes of the Code. Accounts of Related Persons (“Related Accounts”) are considered Covered Accounts under the Code.

Final Version 2.0 August 2017	6

B.	Trading Restrictions – The Restricted List

LCM maintains the names of public companies (the “Restricted List”) for which, among other things:

•	an Employee or a Related Person serves as a director or executive officer;

•	LCM, or any Employee, may be in possession of material, nonpublic information relating to such company or its securities or a Related Person (as defined in this Code and/or reported as a Related Person on LCM’s Form ADV) may regularly be in possession of material, nonpublic information (refer to Section 7, Additional Reporting);

•	The securities of such company are owned by any of the Funds or are affiliated with any of the Funds as determined by LCM;

•	LCM has entered into a confidentiality, standstill or similar agreement which is still in effect;

•	The Chief Compliance Officer, in his or her discretion, has designated the securities as restricted.

The securities of any company on the Restricted List may not be purchased or sold for any Covered or Related Account without the prior approval of the Chief Compliance Officer. Therefore, Employees are prohibited from effecting any transaction in a Covered Security in a Covered or Related Account without first reviewing the most current version of the Restricted List.

Employees may access the Restricted List by consulting with the Chief Compliance Officer. The Restricted List is also available in the third party, web-based compliance software Schwab Compliance Technologies (“SchwabCT”) used by LCM to facilitate compliance with this Code, For the avoidance of doubt, you must review the Restricted List (whether through SchwabCT or consultation with the Chief Compliance Officer) on each day on which you consider making a personal trade and must do so regardless whether you already own a position (or are short) in such security.

Special Situations

The above trading restrictions do not prohibit the following transactions:

•	There are no restrictions under the Code on investments by Employees in any of the Funds.

•	Employees may be permitted to effect transactions in the securities of certain companies on the Restricted List provided the trading would be in compliance with the securities trading policy of the applicable company if engaged in by a director or officer of such company. Trading in this case would require the prior written approval (which may be electronic) of the Chief Compliance Officer.

Final Version 2.0 August 2017	7

Remember that regardless whether a transaction would be considered a “special situation” and thus trading may be permitted or approval of the Chief Compliance Officer has been obtained, you may never trade a security if you are in possession of material, nonpublic information regarding that security or its issuer.

Administration of the Restricted List

The Chief Compliance Officer is responsible for maintaining the Restricted List. Employees who become aware of companies that they have reason to believe should be added to the Restricted List must contact the Chief Compliance Officer immediately.

The Restricted List is confidential information of LCM and should be treated in accordance with the Procedures and Policy Statement on Insider Trading and any other applicable LCM policies and procedures. It may not be circulated, and companies on the Restricted List may not be disclosed to third parties, except as permitted under the Procedures and Policy Statement on Insider Trading.

C.	Pre-Approval of Covered Securities, IPOs and Private Placements

An Employee may purchase securities in a Covered Security (as defined in Section 5.A above) only if the Employee obtains the prior written approval (which may be electronic) of the Chief Compliance Officer. The granting of pre-approval shall be valid for one business day.

To request such approval, the Employee must complete and sign the Pre-Clearance of Covered Security, a form of which is attached at Exhibit D. LCM may require that pre-approvals be effected via SchwabCT.

Thirty (30) Day Holding Period. Where an Employee is granted approval to purchase securities in a Covered Security, there shall be a 30-day holding period. This means that the Covered Securities must be held by the Employee or Related Person in a Covered Account for a minimum of 30 calendar days before selling any amount of such Covered Securities.

In addition, an Employee may acquire a direct or indirect beneficial ownership interest in securities in an initial public offering (“IPO”) only if the Employee obtains the prior written approval (which may be electronic) of the Chief Compliance Officer. To request such approval, the Employee must complete and sign the Pre-Clearance of IPO Investments, a form of which is attached at Exhibit F. LCM may require that pre-approvals be effected via SchwabCT.

Further, an Employee may purchase securities in a Private Placement (as defined below) only if the Employee obtains the prior written approval (which may be electronic) of the Chief Compliance Officer. To request such approval, the Employee must complete and sign the Pre-Clearance of Private Investments, a form of which is attached at Exhibit E. LCM may require that pre-approvals be effected via SchwabCT where feasible.

Final Version 2.0 August 2017	8

A “private placement” means an offering that is exempt from registration under the Securities Act of 1933 (“1933 Act”) pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the 1933 Act. Private placements include, among other things, offerings of hedge funds, private equity funds and venture capital deals.

LCM will utilize SchwabCT to help address the requirements above.

D.	Account and Transaction Reporting

Employees are required to submit certain reports relating to their Covered and Related Accounts to LCM, as set forth below. LCM will use SchwabCT to assist LCM and Employees in complying with these requirements.

i.	New Account Notification

Employees are required to notify LCM prior to opening any Covered or Related Account. You are required to provide prompt written notification to the Chief Compliance Officer and take actions to report such new account(s) in accordance with this Section 5. Specifically, new accounts should be established via SchwabCT unless other arrangements are made with, and upon approval of, the Chief Compliance Officer.

ii.	Initial Compliance Report

Not later than 10 calendar days after a person becomes an Employee, he or she must report to the Chief Compliance Officer the following information: the exchange ticker symbol, number of shares and principal amount of each Covered Security and Private Placement in which the Employee had any direct or indirect beneficial ownership when the person became an Employee; the name of any broker, dealer or bank with whom the Employee maintained an account in which any Covered Securities are held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and the date that the report is signed and submitted by the Employee.

An Employee may satisfy this requirement for Covered Securities by establishing the account(s) via SchwabCT. In cases where it is not feasible to establish a Covered Account which effects transactions in Covered Securities via SchwabCT, you may attach the most recent statement (which statement must be current as of a date, for Covered Securities, not more than 45 days prior to the date of submission) for each Employee and Related Account to a completed and signed Initial Holdings Report (a form of which is attached at Exhibit C). As noted above, where a Covered Account is not established via SchwabCT, you must make other arrangements with, and upon approval of, the Chief Compliance Officer.

Final Version 2.0 August 2017	9

iii.	Submission of Trade Confirmations and Account Statements

Every Employee must direct his or her broker, bank or other financial institution to provide LCM with brokerage and transaction information for Covered and Related Accounts. LCM generally obtains this information in electronic format through SchwabCT. Each Employee is responsible for verifying that SchwabCT is accurately capturing account and trade information for Covered and Related Accounts. LCM may also obtain this information manually through hard-copy statements and trade confirmations upon the discretion of the Chief Compliance Officer.

Please contact the Chief Compliance Officer who will assist you in obtaining this information and/or in establishing your accounts in SchwabCT.

iv.	Quarterly Compliance Reports

The requirements of this section may be addressed through SchwabCT. In this case, each Employee must verify that SchwabCT is accurately capturing their account and trade information for Covered and Related Accounts.

SchwabCT will generally capture the following information relating to transactions in Covered Securities: With respect to any transaction in a Covered Security in which the Employee had any direct or indirect beneficial ownership: the date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Covered Security involved; the nature of the transaction (purchase, sale or any other type of acquisition or disposition); the transaction price; the name of the broker, dealer or bank with or through which the transaction was effected.

As noted above, where electronic account information is not available (and thus it is not feasible to use SchwabCT) or upon the discretion of the Chief Compliance Officer, an Employee may satisfy this requirement by providing copies of regular account statements for each Covered and Related Account and Private Placement statement upon the approval of the Chief Compliance Officer

v.	Annual Holdings Reports

On an annual basis, all Employees must report their current securities holdings that include the title and type of security (and as applicable the exchange ticker or symbol or CUSIP number), number of shares and principal amount of each Covered Security and Private Placement involved; the name of any broker, dealer or bank with whom the Employee maintains an account in which any holdings for the direct or indirect benefit of the Employee; and the date that the report is signed and submitted by the Employee.

The requirements of this section may be addressed via SchwabCT. In this case, each Employee is responsible for verifying that SchwabCT is accurately capturing his or her account and trade information for Covered and Related Accounts. Where account information is not available via SchwabCT or upon the discretion of the Chief Compliance Officer), Employees are responsible for providing such information within the timeframe of this section by providing a signed Annual Holdings Report, attached at Exhibit C.

Final Version 2.0 August 2017	10

E.	Exempted Transactions

The following transactions are not subject to the specific requirements of Section 5 of this Code:

•	Transactions effected in any account over which the Employee or a Related Person has no direct or indirect investment discretion, influence or control.

Prior to relying on this exemption, you must complete the Nondiscretionary Account Certification which can be found in SchwabCT or obtained upon request to the Chief Compliance Officer. You will be required to provide any information requested by the Chief Compliance Officer with respect to any account relying on this exemption, which may include account statements. A form of the Nondiscretionary Account Certification is set forth at Exhibit G.

•	Transactions which are part of an automatic investment plan. An automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

6.	Service as a Director

No Employee shall serve as a director of an investment, investment services or publicly-traded company without prior written authorization (which may be electronic) from the Chief Compliance Officer. Any such authorization granted shall be based upon a determination that such board service would not cause or result in any conflicts of interest with LCM’s business.

7.	Additional Reporting

Employees are required to disclose the name of any company or organization of which a Related Person (as defined in Section 5.A) is an executive officer or director or where such Related Person may regularly be in possession of material, nonpublic information.

8.	Delegation of Chief Compliance Officer Responsibilities

The responsibilities of the Chief Compliance Officer under this Code may be delegated by the Chief Compliance Officer, in his or her discretion. However, the Chief Compliance Officer will remain responsible for any delegated functions and should keep apprised of such delegated functions.

Final Version 2.0 August 2017	11

9.	Additional Restrictions

Officers, directors and 10% or greater stockholders of public companies are subject to additional restrictions and requirements under the federal securities laws. In addition, distributees of securities from the general partner of a Fund owned or advised by LCM or its affiliates may be subject to restrictions and requirements under the federal securities laws. If you have any questions about the applicability of these restrictions and requirements, please consult with the Chief Compliance Officer.

Employees who serve as a director of a publicly-traded company will be subject to certain confidentiality and other policies of such company.

10.	Reporting of Code Violations and Oversight Responsibility

Any violations of this Code must be promptly reported to the Chief Compliance Officer and, where appropriate, a member of the Senior Management Team (as set forth in Exhibit A) of LCM.

The Senior Management Team shall have general oversight responsibility for monitoring compliance with this Code. The Chief Compliance Officer shall have certain responsibilities as set forth in the Code, including the review of brokerage and transaction information and pre-clearance requests. The Chief Compliance Officer and the Senior Management Team may rely on information in SchwabCT in connection with such reviews.

11.	Notification of Code Obligations

The Chief Compliance Officer shall be responsible for notifying Employees of their obligations under this Code and for providing a copy of this Code to all Employees. A form of the notification shall take place through, among other things, regular electronic dissemination of the Code via SchwabCT or in a manner determined by the Chief Compliance Officer.

12.	Written Acknowledgement

On an annual basis, LCM shall disseminate and receive from each Employee a written acknowledgement (which may be electronic) of their receipt of the Code and any amendments. A form of LCM’s acknowledgement is attached at Exhibit B. LCM will use SchwabCT to assist Employees in complying with this section.

13.	Sanctions

Upon discovering a violation of this Code, LCM, including the Senior Management Team (see Exhibit A) and the Chief Compliance Officer, may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension, or termination of employment.

Final Version 2.0 August 2017	12

14.	Reporting of Disciplinary and Other Information

Certain Employees are required to complete and return the Disciplinary Reporting (DR) and Outside Business Activity (OBA) questionnaires to the Chief Compliance Officer on an annual basis. You will be notified if you are required to complete these questionnaires, and, if so, it is your responsibility to answer the questions on the forms truthfully so that accurate information may be reported, if appropriate. If the information you have reported on either the DR or OBA questionnaire changes, you are responsible for notifying the Chief Compliance Officer of such changes. LCM may utilize SchwabCT to help address the requirements above.

15.	Anti-Corruption

Employees are required to comply with the Anti-Corruption Policy, attached at Appendix II.

16.	Political Contributions and Lobbying

Employees are required to comply with the Political Contributions and Lobbying Policy, attached at Appendix III.

17.	Social Media

The SEC may consider materials and postings on social media websites (e.g., Facebook, Twitter, LinkedIn) as “advertising,” as defined in the Lee Capital Management Manual of Compliance Policies and Procedures. Therefore, Employees are not permitted to use social media for business purposes. Employees may post their current employment status, their role(s) and title at LCM (e.g., on LinkedIn), but may not post any other information about LCM’s business, clients or the Funds.

18.	Email, Chat, IM and Text Messaging

Employees are prohibited from using an email account other than their thlcapital.com account for business related purposes. The use of Instant Messaging technology, also known as Chat, and Text messaging are NOT permitted for business purposes other than specific users of Instant Bloomberg who have been authorized to use Instant Bloomberg by the Chief Compliance Officer. Employees are required to acknowledge these requirements in writing by signing the Permitted Electronic Communications Attestation, a form of which is attached at Exhibit H.

19.	Communications with the Media

LCM and its Employees must exercise particular caution when communicating with the press. A member of LCM’s investment staff may be asked to provide information or to be interviewed by members of the press, either with respect to activities of LCM or to provide commentary on the securities markets generally. You must be aware of the following:

Final Version 2.0 August 2017	13

•	Duty to Clients. We have a fiduciary duty to our clients to consider their best interests.

•	Be and Appear to Be Truthful. If any Employee makes statements to the press that are untrue or misleading, LCM and such Employee may suffer severe consequences. Truthful statements to the press may have negative consequences if other facts and circumstances suggest that these statements were untrue or were intended to mislead others. Before making any statement to the press, you must contact the Chief Compliance Officer or a member of the Senior Management Team.

•	Special Considerations Regarding the Funds. Employees, except the Senior Management Team, are prohibited from making statements to the press or other public disclosures about the Funds without prior approval from the Chief Compliance Officer or a member of the Senior Management Team.

•	Do Not Disclose Information on Performance. Certain materials that include information about LCM’s performance (including materials used by LCM for presentations to prospective clients) are subject to rules governing the way in which performance data is presented and the disclaimers that accompany performance data. External requests for performance data must be forwarded to the Chief Compliance Officer for review prior to providing any performance information.

20.	Press Releases

For purposes of this Code, a “press release” means a public relations statement about LCM that is issued by LCM with the goal that portions of the statement will be reprinted, summarized or discussed in various media outlets. All press releases, whether prepared by LCM or an independent third party, must be approved by the Chief Compliance Officer or a member of the Senior Management Team prior to dissemination.

21.	Seminars and Speaking Engagements

Due to strict legal and regulatory requirements, Employees must not communicate with the media or through other public forums (such as websites, newsletters, seminars or conferences) regarding the Funds without first having such communications approved by a member of the Senior Management Team.

22.	No LCM Liability for Losses

LCM will not be liable to any Employee for any expenses, damages, losses, lost profit potential or profits avoided arising out of or relating to the application or enforcement of the Code. Employees must understand that their ability to buy and sell investments is limited by this Code.

Final Version 2.0 August 2017	14

23.	Insider Trading

LCM has adopted procedures and a policy statement on insider trading, the Procedures and Policy Statement on Insider Trading, attached at Appendix I. All Employees are required by this Code to read and familiarize themselves with their responsibilities and obligations under the Procedures and Policy Statement on Insider Trading.

24.	Gifts and Entertainment

LCM and its Employees should not accept from, or give to, an individual or organization with whom LCM has a current or potential business relationship (each, a “Business Partner”), gifts, gratuities or other items of value (collectively, “Gifts”) which might create a conflict of interest, violate applicable law or which would be likely to influence decisions made by the Employee in business transactions involving LCM.

This prohibition does not apply to:

•	Any Gifts accepted from, or given to, an individual or organization with whom LCM does not have a current or potential business relationship;

•	Gifts accepted from, or given to, a Business Partner that do not exceed $1,000 in any calendar year; or

•	Occasional dinners, sporting, concert or customary entertainment events and other activities with a Business Partner, provided that (i) the value of the event should be consistent with customary business entertainment and not likely to raise a conflict of interest or violate applicable law, and (ii) the host of the meal or entertainment must be present or the meal or entertainment will be considered a Gift and subject to the $1,000 annual limitation.

You should be aware that other financial institutions may have different requirements, including lower dollar limitations.

This prohibition generally does not apply to Gifts received by members of an Employee’s immediate family where the Gift is not a result of, or in connection with, LCM’s business relationship. Further, personal contacts may lead to Gifts of a purely nominal value, which are offered on the basis of friendship and may not raise concerns related to conflicts of interest or influence an Employee’s decision.

Additional restrictions on Gifts may apply to Employees who are registered as “lobbyists” in connection with their solicitation and investor relations activities with pension plans of certain states or cities.

Final Version 2.0 August 2017	15

Employees should use good judgment to avoid any Gifts that may place LCM in a difficult, embarrassing or conflict situation with LCM’s clients. Employees should discuss any questions they may have regarding Gifts with the Chief Compliance Officer prior to giving or accepting such Gifts.

25.	Modifications and Interpretations of the Code of Ethics

LCM reserves the right to add to, modify, or eliminate policies as LCM, and the members of the Senior Management Team, may decide, in its sole discretion. Resolutions of any questions, interpretations, waivers, or application of the requirements in this Code will be made in the sole and absolute discretion of the Chief Compliance Officer and members of the Senior Management Team.

Final Version 2.0 August 2017	16

Appendix I: Procedures and Policy Statement on Insider Trading

Lee Capital Management LP

Procedures and Policy Statement on Insider Trading

The following policies have been established to aid Employees (as defined in the Code of Ethics) and other persons associated with LCM in avoiding “insider trading,” generally in the securities of publicly-traded companies. All Employees and other persons must follow these policies or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have a question about these procedures, you should contact the Chief Compliance Officer.

I.	Description of Insider Trading

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not someone is an “insider”) and to communications of material nonpublic information to others.

While the law concerning “insider trading” is not static, it is generally understood that the law prohibits:

•	trading by an insider while in possession of material nonpublic information; or

•	trading by a non-insider while in possession of material nonpublic information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	the communication of material nonpublic information to others.

The elements of “insider trading” and the penalties for such unlawful conduct are discussed below.

A.	Who is an Insider?

The concept of “insider” is broad. It includes all employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountant, consultants, bank lending officers and the employees of such organizations. In addition, an employee of LCM may become a temporary insider for a company it advises or for which it performs other services, including service on the board of directors or in another capacity, such as an officer or if LCM has received information under a confidentiality agreement.

Final Version 2.0 August 2017	17

B.	What is Material Information?

Trading while in possession of material inside information could be the basis for significant civil or criminal legal liability by you or LCM. “Material information” is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Employees should consider material includes but is not limited to:

•	dividend changes;
•	projections of future earnings or losses;
•	changes in previously released earnings estimates;
•	news of a pending or proposed merger, acquisition, disposition, investment, joint venture or other purchase or sale of assets;
•	obtaining or losing important contracts, customers or suppliers;
•	major litigation;
•	important product developments or discoveries;
•	liquidation problems;
•	extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S. 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

In 2011, the Supreme Court reaffirmed that determining materiality requires a fact-specific inquiry. In Matrixx Initiatives, Inc. et al. v. Siracusano ( March 22, 2011), the Court found that a shareholder class could state a claim under the federal securities laws for a pharmaceutical company’s failure to disclose even statistically insignificant adverse events associated with its product stating that no bright-line test exists for determining materiality.

No simple test exists to determine if information is material. However, please be aware that if securities transactions in which you engage become the subject of scrutiny, such transactions will be viewed after the fact and with the benefit of 20/20 hindsight. Therefore, before engaging in any transaction, you should carefully consider how such transaction will appear or could be viewed by others, including regulators.

C.	What is Nonpublic Information?

Information is considered to be nonpublic unless it has been effectively disclosed in the public domain or at least to the relevant counter-parties in a transaction. Examples of effective disclosure include public filings with the Securities and Exchange Commission (“SEC”), information appearing in publications of general circulation, company press releases, and company meetings with members of the press and public. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public When non public information becomes disclosed in the public domain, there must also be adequate time for the market as a whole to respond to the information.

Final Version 2.0 August 2017	18

D.	Penalties

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunction;
•	disgorgement of profits;
•	jail sentence;
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;
•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the profit gained or loss avoided; and
•	SEC administrative sanctions.

In addition, any violations of these Procedures and Policy Statement on Insider Trading will also subject Employees to the sanctions described in Section 13 of the Code of Ethics.

II.	Identifying Inside Information

Before an Employee enters into a transaction in the securities of a publicly-traded company about which he or she may have potential inside information, the following questions must be resolved:

A.	Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is there a substantial likelihood that the disclosure of an omitted fact would be viewed by a reasonable investor as having significantly altered the total mix of information made available? Is this information that would substantially affect the market price of the securities if generally disclosed?

B.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation?

If, after considering these factors, the Employee believes that the information is material and nonpublic, or if he or she has any questions as to whether the information is material and nonpublic, the employee must take the following steps:

Final Version 2.0 August 2017	19

•	report the matter immediately to the Chief Compliance Officer;

•	refrain from purchasing or selling the securities in a personal securities transaction or on behalf of others, including client accounts;

•	refrain from communicating the information inside or outside LCM, other than to the Chief Compliance Officer, or in his or her absence, a member of the Senior Management Team; and

•	after the Chief Compliance Officer and the Senior Management Team have reviewed the issue, the Employee will be instructed to continue the prohibitions against trading and communications, or will be allowed to trade on and communicate the information.

The rules in the preceding paragraph do not apply to the use of portfolio information in transactions for any of the clients, in the conduct of LCM business or for certain reporting by LCM to clients, Fund investors and others. However, Employees must immediately report to the Chief Compliance Officer any misuse of confidential information relating to the activities of clients.

III.	Restricting Access to Material Nonpublic Information

Information in the possession of any Employee that may be considered material and nonpublic may not be communicated to anyone, including persons within LCM, except as provided in Section II above, provided that client portfolio information may, as appropriate in the conduct of LCM business, be provided to LCM personnel, service providers to LCM, including the Administrator, clients, and attorneys, accountants, consultants, and other professional advisers to LCM. Also, certain investors, including Fund investors, may be provided with information in accordance with and subject to confidentiality restrictions contained in certain limited partnership agreements, investment management or other agreements. Any documents which may be considered material, nonpublic information should be safeguarded, including electronic access to such materials.

IV.	Rumors

Employees should not engage in the spreading of false rumors that may affect the market price of a security nor engage in market manipulation or front-running activities. LCM and its employees should not engage in any transactions for the purpose of manipulation—i.e., raising, lowering, or maintaining the price of a financial instrument or creating a false appearance of active trading in a financial instrument. LCM should not engage in transactions based on rumors created to deliberately influence the market for a financial instrument.

Final Version 2.0 August 2017	20

Appendix II: Anti-Corruption Policy

Lee Capital Management, LP

Anti-Corruption Policy under the Foreign Corrupt Practices Act

A.	Background and Requirements

The U.S. Foreign Corrupt Practices Act ("FCPA") generally prohibits U.S. companies from bribing foreign officials for government contracts and other business. Other countries in which Lee Capital Management, LP conducts business may also have anti-corruption and similar laws and requirements to which employees may become subject due to their business activities.

The FCPA specifically prohibits, among other things, payments by or on behalf of (1) issuers whose securities are registered on U.S. exchanges, (2) U.S. nationals, resident aliens, or entities that are organized under the laws of any of the states or territories of the United States or whose principal place of business lies within the United States, or (3) any individuals or entities using the instrumentalities of U.S. interstate commerce, directly or indirectly, to “any foreign official for the purpose of inducing such foreign official to use his [or her] influence with a foreign government or instrumentality thereof to effect or influence any act or decision of such government or instrumentality.”

A “foreign official” means “any officer or employee of a foreign government or any department, agency or instrumentality thereof.” Regulators broadly interpret this term to include not just government officials, but also employees of state-owned entities, even if employees or entities do not perform what would commonly be perceived to be government functions. For example, employees of a non-U.S. government-owned bank, employees of state-owned oil and oil services companies, and employees of a private company in which a foreign government had a controlling ownership stake have been considered foreign officials. Thus, employees of any enterprise, organization, or entity controlled by a non-US government entity are likely to be viewed as foreign officials.

The FCPA also contains broad third-party payment provisions under which the actions of foreign subsidiaries and other third parties (such as agents, consultants, distributors, and joint venture partners) can result in FCPA liability to a parent company or the entity engaging the third-party.

B.	Procedures for Complying with the FCPA

Employees are required to comply with the following procedures:

1.	General Prohibition

Unless you have the prior approval of the Chief Compliance Officer, you are prohibited from making any payments to, or otherwise conferring benefits on, directly or indirectly, any foreign officials. The definition of a “foreign official” (defined above) is broadly interpreted for purposes of this policy.

Final Version 2.0 August 2017	21

Payments include benefits, such as travel or entertainment. They also include gifts, discounts, consulting fees, use of materials, facilities or equipment, lodging, insurance benefits, and promise of future employment, as well as providing anything of value to a third party where the government official is likely to derive value; for example, giving a gift to a family member of a foreign official or providing a suggested donation to a charity favored by the official.

Indirect payments include payments to placement agents, consultants or other third parties, while knowing that, or deliberately disregarding indications that, the payee would pass monies on to a foreign official to gain access to, or benefits from, an investment fund or other government business.

2.	Dealings with Sovereign Wealth Funds.[2]

You must be prudent in your dealings with foreign government officials and entities that could be considered sovereign wealth funds (or other state-owned entities), including in seeking investments from such individuals and entities and in connection with efforts to transact business with such funds. You must comply with the prohibitions of this policy in such interactions and you must use prudence in any actions that could be considered conferring any direct or indirect benefit to sovereign wealth fund employees.

3.	Use of Third Parties

In any transactions or potential transactions involving non-U.S. governments, entities owned or controlled by non-U.S. governments, foreign officials, or sovereign wealth funds, LCM will conduct reasonable due diligence with respect to any third parties engaged to assist in the transaction. In addition, any written agreement in connection with proposed activities will be approved by the Chief Compliance Officer or a member of the Senior Management Team prior to execution.

[2]	A “sovereign wealth fund” generally means a state-owned investment fund. Employees of a sovereign wealth fund are generally considered foreign officials, regardless whether fund assets are held by a central bank or by the national government itself.

Final Version 2.0 August 2017	22

Appendix III: Political Contributions and Lobbying Policy

Lee Capital Management, LP

Political Contributions and Lobbying Policy

A.	Background

Rule 206(4)-5 under the Advisers Act, and other federal, state and local regulations, impose strict regulations relating to political contributions and solicitations by organizations and individuals. Certain political contributions by Lee Capital Management LP (“LCM”) or its individual Employees, may have severe business and regulatory consequences for LCM. These consequences include being restricted, or “timed out,” for some period from doing business with certain public pension funds and other state and local governments, such as being hired to manage government assets directly or obtaining government entities as Clients of LCM.

The regulations also prohibit LCM from paying third parties to solicit government entities for advisory business, unless such third parties are registered broker-dealers, registered investment advisers or registered municipal advisors (“regulated persons”) and subject to certain political contribution requirements as well.

State and local laws, including the New York City Lobbying Law, also impose requirements on persons that make payments to, or otherwise confer benefits on, directly or indirectly, certain state or local officials and candidates for state or local office. Those state and local laws may restrict the hiring of “placement agents” to assist in soliciting investments from state and local pension funds, or restrict the making or soliciting of campaign contributions to state or local candidates and officeholders. In some cases, state and local laws may require registration by LCM or its Employees as “lobbyists” before they approach public pension fund officials to seek investments.

B.	Procedures

LCM has adopted the following procedures in order to achieve compliance with these requirements:

1.	Political Contributions

a.	General Prohibition. Employees (and their Related Persons) are prohibited from making any political contribution to an elected official or candidate for office of a state or local government without the prior written approval (which may be electronic) of the Chief Compliance Officer.

•	The term official is broadly defined and includes both elected officials and candidates.

•	A Related Person has the same meaning as in the Code of Ethics and means your spouse (unless they do not live in the same household as you and you do not contribute in any material way to their support); your minor children or a relative who shares your home; or other persons who through any contract, arrangement, understanding or relationship provide you with sole or shared voting or investment power over such securities.

Final Version 2.0 August 2017	23

•	Federal officials and candidates. The SEC rule does not directly cover contributions to candidates for federal offices. However, if the candidate in question is, as of the date a contribution is made, an applicable state or local-level office holder, the rule will apply. Therefore, if you plan to make a contribution to, or solicit contributions for, a candidate for a federal office, you should consult with the Chief Compliance Officer to clarify whether any restrictions may be imposed on such contribution.

b.	Political Action Committees and Political Party Committees. You, and your Related Persons, are prohibited from making any contributions or payments to any political action committee (“PAC”) or political party committee without the prior written approval (which may be electronic) of the Chief Compliance Officer.

You, and your Related Persons, are also prohibited from soliciting or coordinating any political contributions and payments to any government official, PAC, or political party committee without the prior written approval (which may be electronic) of the Chief Compliance Officer.

If you control, coordinate the activities of, or solicit for any PAC, you must report this promptly to the Chief Compliance Officer. Your control of, or other activities with respect to, any PAC may raise significant issues under this Policy and therefore LCM may require you to take actions in this regard.

You must exercise care and prudence in any activities that could be considered soliciting or coordinating contributions. You cannot do anything indirectly which, if done directly, would violate this Policy. For example, you should never request that a person or entity make a contribution that you are not permitted to make under the terms of this Code.

c.	Corporate Resources. In the event approval for a contribution is granted, Employees are prohibited from using corporate funds to make any political contribution to any “political entity.” This includes the in-kind contribution of LCM assets or use of LCM facilities.

•	A “political entity” includes any official (as defined above), political candidate, political party, political committee, or political organization established under Section 527 of the Internal Revenue Code.

d.	Third Parties. LCM will monitor any solicitation and placement agent arrangements (including existing agreements) to reflect the requirements of the SEC rule and applicable state or local laws and rules.

e.	LCM Policy. In the event that a proposed contribution appears to be consistent with applicable laws and regulations, it is LCM’s policy generally to approve such contribution.

Final Version 2.0 August 2017	24

2.	Lobbying

These policies and procedures are intended to assist LCM in complying with the requirements of certain state and local lobbying laws, including the New York City Lobbying Law.

General Prohibition. Employees are prohibited from making any payments to, giving any gift or anything of value, or otherwise conferring benefits on, directly or indirectly, any “state or local public official” without the prior written approval (which may be electronic) of the Chief Compliance Officer.

•	The term “state or local public official” is broadly defined and includes state and local officials, such as state comptrollers, their staff, the boards of trustees of state and local pension funds and retirement systems, and members of their staffs. Specifically, it includes New York City officials, such as the NYC Comptroller, the Comptroller’s staff, the boards of trustees of the pension funds and retirement systems of NYC, and members of their staffs.

•	Payments include benefits, such as travel or entertainment. They also include gifts, discounts, consulting fees, use of materials, facilities or equipment, lodging, insurance benefits, and promise of future employment, as well as providing anything of value to a third party where the state or local public official is likely to derive value; for example, giving a gift to a family member of a state or local public official or providing a suggested donation to a charity favored by the official.

•	You should consult with the Chief Compliance Officer if you have any questions about these provisions.

•	Lobbyist. Upon approval by the Chief Compliance Officer, an Employee may be permitted to engage in certain activities covered by the General Prohibition above. Such Employee may be required to register as a “lobbyist” and make certain filings in accordance with applicable rules and requirements. Upon registration as a lobbyist, you will be required to comply with certain requirements imposed upon your activities as a consequence of such registration.

•	Some states and localities have lobbying disclosure laws that may require registration as a lobbyist by any Employee who seeks to solicit an investment on behalf of LCM from public pension funds in those states and localities. Before contacting public pension funds, Employees should check with the Chief Compliance Officer to determine whether lobbying registration is required in advance of such marketing contacts.

Final Version 2.0 August 2017	25

Exhibit A: Designation of Personnel

As of August 2017

Senior Management Team – Thomas H. Lee, Joseph L. Demmler, Cynthia Coslick and Peter M. Ortiz

Chief Compliance Officer – Peter M. Ortiz

Final Version 2.0 August 2017	26

Exhibit B: Form of Acknowledgement under the Code of Ethics

I acknowledge that I have received the Code of Ethics and related Procedures and Policy Statement on Insider Trading (“Code of Ethics”). I have read the Code of Ethics and I understand that it applies to me and to all accounts in which I have any direct or indirect beneficial ownership interest. I understand that the Code of Ethics also applies to accounts of all my Related Persons as defined in the Code.

Signed:

Print Name:

Date:

Final Version 2.0 August 2017	27

Exhibit C: Form of Holdings Report under the Code of Ethics

INITIAL AND ANNUAL COMPLIANCE HOLDINGS REPORT

I hereby attest to the following:

•	I have read the Code of Ethics and related Procedures and Policy Statement on Insider Trading (“Code of Ethics”) and I understand that it applies to me and to all accounts in which I have any direct or indirect beneficial ownership interest. I understand that the Code of Ethics applies to Related Accounts held by my Related Persons as defined in the Personal Securities Trading Policy.
•	In accordance with the Code of Ethics, I have fully disclosed all Covered Securities and Private Placements in which I have any direct or indirect beneficial ownership interest and the name of any broker, dealer or bank with whom I maintain an account in which any Covered Securities are held. I have reported and will report all transactions in Covered Securities and Private Placements as required under the Code of Ethics, and will pre-clear transactions in Covered Securities against the Restricted List through either review of the Restricted List or obtaining prior authorization for transactions in Covered Securities from the Chief Compliance Officer.
•	I have complied and will comply with all provisions of the Code of Ethics.

Covered and Related Accounts

I have listed below the names of the brokers or other financial institutions that hold my accounts. If I do not have any Covered or Related accounts, I have so indicated. If LCM has provided me a list of my accounts below, I hereby attest that this list is complete and accurate. I will notify LCM prior to opening any new Covered or Related account.

__________     None

Reportable Accounts:

Account Name	Broker or Other Financial Institution	Account Number

Private Investments

I have listed below any private placements as defined in the Code of Ethics in which I or a Related Person have a beneficial interest. I understand and acknowledge that the Code requires the prior written approval of the Chief Compliance Officer to purchase securities in a private placement.

Pre-clearance must be provided by completing and signing the Pre-Clearance of Personal Private Investments.

Reportable Private Placements:

Investment Name	Account Number (if investment is held in a Reportable Covered or Related Account)

Signature:

Print Name:	Date:

Final Version 2.0 August 2017	28

Exhibit D: Form of Pre-Clearance of Covered Securities

Personal Transaction Preclearance Form

Please submit to the Compliance Officer prior to engaging in a covered personal transaction within your account.

Investment Information

Issuer:

Equity Investments
Number of Shares:	Common/Preferred (please circle)

Debt Investments
Interest Rate:	Maturity Date:

Transaction Information

Transaction Type:	Purchase Sale Short Sale (please circle)
Trade Date:
Estimated Price:
Broker/Dealer

(Please circle)
Is the security on the “Restricted Security” List?	Yes or No

Is the investment an initial public offering?	Yes or No

Is it a private placement or investment opportunity of limited availability?	Yes or No

Do you have any material non-public information regarding this trade?	Yes or No

I have read the most recent version of the Firm’s Code of Ethics and related Procedures and Policy Statement on Insider Trading within the past year. I believe that this transaction complies with the Code and related Procedures and Policy Statement on Insider Trading.

Employee Name

Employee Signature	Date

DISPOSITION OF REQUEST

Approved / Denied

By:
Compliance Officer

Date:

Final Version 2.0 August 2017	29

Exhibit E: Form of Pre-Clearance of Private Investments

Employee Name:

Expected Date of Transaction:

Date (or expected date) of Transaction:

Name of Investment:

Type of Investment: _________________ Hedge, Private Equity or Venture Capital Fund or Investment

Hedge, Private Equity or Venture Capital Fund or Investment

Type of transaction:                Purchase                         Sale

Amount of shares:

Type of company (industry) (if applicable)

Is the general partner, managing member or other sponsor of the fund affiliated with your or any LCM entity:

___Yes ___ No

If yes, please explain:

How did you come across the transaction?

Employee Certification:

I have read the most recent version of LCM’s Code of Ethics and related Procedures and Policy Statement on Insider Trading within the past year. I believe that this transaction complies with the Code and related Procedures and Policy Statement on Insider Trading.

Signature

Print Name:

Date

Approval:

Compliance Review Print or Type Name

Signature	Time	Date

Final Version 2.0 August 2017	30

Exhibit F: Form of Pre-Clearance of IPO Investments

Employee name:

Date of request:

Name of issuer:

Expected symbol of security:

If a debt security, please describe the security.

If an equity security, will common or preferred shares be issued?

Expected date of public offering:   ___________________________________

Name of underwriting firm where security will be held: __________________

Employee Certification:

I have read the most recent version of LCM’s Code of Ethics and related Procedures and Policy Statement on Insider Trading within the past year. I believe that this transaction complies with the Code and related Procedures and Policy Statement on Insider Trading.

Signature

Print Name:

Date

Approval:

Compliance Review Print or Type Name

Signature	Time	Date

Final Version 2.0 August 2017	31

Exhibit G: Form of Nondiscretionary Account Exemption

Lee Capital Management LP (“LCM”)

Nondiscretionary Account Exemption under the Code of Ethics

Initial/Annual Certification

SEC Rule 204A-1 provides that a registered investment adviser must establish, maintain and enforce a written code of ethics that requires, among other things, its supervised persons who have access to nonpublic information regarding securities transactions to report their personal securities holdings and transactions to LCM. The Rule provides an exception to these reporting requirements where the supervised person’s securities are held in an account over which he or she has “no direct or indirect influence or control.” (“Nondiscretionary Account”).

Please provide the following information for each Nondiscretionary Account which you are reporting to LCM under the Code of Ethics:

Full name of account:

Account number:

Financial institution:

Name of trustee or third-party manager with discretionary investment authority:

Do you have any affiliation with the trustee or third-party manager? If so, please describe.

Please answer the following questions for the time period set forth below:

Time Period: Initial Reporting to Present

•	Did you have any direct or indirect influence or control over the Nondiscretionary Account during the time period? Y or N

•	Did you suggest that the trustee or third-party discretionary manager make any particular purchases or sales of securities during the time period? Y or N

•	Did you direct the trustee or third-party discretionary manager to make any particular purchases or sales of securities during the time period? Y or N

•	Did you consult with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account during the account period? Y or N

•	If you had any discussions with the trustee or third-party discretionary manager concerning account holdings, were these discussions limited to summaries, descriptions or explanation of account activity by such trustee or third-party discretionary manager without such trustee or third-party discretionary manager receiving directions or suggestions from you? Y or N

Signed:	Print Name:
Date:

Final Version 2.0 August 2017	32

Exhibit H: Form of Permitted Electronic Communications Attestation

Lee Capital Management LP (“LCM”)

Attestation Relating to Permitted Electronic Communications

I acknowledge that I have received LCM’s policies relating to Email, Chat, IM and Text Messaging (“Policy”) which are part of the Code of Ethics. I have read the Policy and understand that it applies to me. I accept and agree to comply with the Policy and the rules and restrictions stated therein.

Signed:	Print Name:
Date:

Final Version 2.0 August 2017	33